Exhibit 99.1
Important Notice Concerning Limitations on Your Trading in Compass Bancshares, Inc. Common Stock
To: Directors and Executive Officers of Compass Bancshares, Inc.
From: Compass Bancshares, Inc. (“Compass”)
1. This notice is to inform you that Compass currently anticipates that, subject to approval by its stockholders and satisfaction of other regulatory requirements, Compass will become a wholly owned subsidiary of Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”). Because the Compass Bancshares, Inc. Employee Stock Ownership Plan (the “ESOP”) and the Compass Bancshares, Inc. SmartInvestor Retirement Plan (the “SmartInvestor Retirement Plan,” and together with the ESOP, the “Plans”) hold shares of Compass common stock that must be exchanged for cash, BBVA American Depositary Shares, or a combination of both in connection with the transaction (the “Exchange”), access to Compass common stock held in accounts under the ESOP and the SmartInvestor Retirement Plan must be suspended for a limited period (called a “blackout period”) to permit the Exchange to be completed. As required by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), all directors and executive officers of Compass will generally be prohibited from engaging in transactions involving Compass’s equity securities (including options and other derivatives based on Compass stock) during this blackout period in addition to otherwise complying with the Compass insider trading policy. Dispositions of equity securities of Compass in connection with the Exchange, including your election of the Exchange consideration, are exempt under Sarbanes-Oxley from the blackout period trading restrictions.
2. As a result of the blackout period, participants in the Plans will be unable to (a) direct or diversify the investment of the Compass common stock in their accounts under the Plans, (b) receive a distribution of any portion of their accounts under the Plans that is invested in Compass common stock, and (c) obtain a loan from any portion of their ESOP account balance that is invested in Compass common stock.
3. The blackout period for the Plans is expected to begin at Noon Central Time on August 24, 2007, and end during the week of September 16, 2007. The blackout period will be extended if additional time is needed to complete the Exchange. Also, the blackout period may end earlier if the conditions applicable to the transaction with BBVA are not satisfied or if the Exchange is completed more quickly than we anticipate. You will be notified as soon as reasonably practicable if the blackout period will be extended or shortened, unless providing another notice before the end of the blackout period is not practicable. You also can obtain information about the status of the blackout period by calling Jerry Powell at 205-297-3960.
4. During the blackout period, you will be prohibited from directly or indirectly purchasing, selling or otherwise transferring any equity security of Compass that you acquired in connection with your service as a director or an executive officer. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but also include any transaction in which you have a pecuniary interest. You may be deemed to have an interest in transactions in equity securities of Compass through the ownership of such securities by your family members and by other entities in which you have a beneficial interest.
     This prohibition covers securities acquired in connection with service as a director or employment as an executive officer. This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option or a restricted stock grant), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between the individual and Compass, and as director qualifying shares. Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).
     The following are examples of transactions that you may not engage in during the blackout period:
•	Exercising stock options granted to you in connection with your service as a director or executive officer;

•	Selling Compass stock that you acquired by exercising options; and

•	Selling Compass stock that you originally received as a restricted stock grant.
     There are certain exemptions, including:
•	Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your trading plans during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout);

•	Bona fide gifts, bequests and transfers pursuant to domestic relations orders; and

•	Acquisitions and dispositions of equity securities in connection with a merger, acquisition, divestiture, or similar transaction.
     If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.
The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe. We therefore request that you contact Jerry Powell at 15 South 20th Street, Suite 1802, Birmingham, Alabama 35233, or 205-297-3960, before engaging in any transaction involving the equity securities of Compass during the blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.